Exhibit 1.17

ARTICLES OF INCORPORATION

OF

RRH ACQUISITION CORP.

HONORABLE ROY D. BLUNT
SECRETARY OF STATE
JEFFERSON CITY, MISSOURI  65101

The undersigned natural person of the age of eighteen (18) years or more for the purpose of forming a Corporation under The General and Business Corporation Law of Missouri hereby adopts the following Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is RRH ACQUISITION CORP.

ARTICLE TWO

The address, including street and number, if any, of the Corporation’s initial registered office in this State is 1400 North Price, St. Louis, Missouri, 63132 and the name of its initial registered agent at such address is Robert R. Hermann, Jr.

ARTICLE THREE

The aggregate number of shares which the Corporation shall have authority to issue shall be THIRTY THOUSAND SHARES, which shall have a par value of ONE ($1.00) DOLLAR each, amounting in the aggregate to THIRTY THOUSAND ($30,000.00) DOLLARS, and all of said shares shall be COMMON SHARES.

The common shares of the Corporation are intended to be offered commencing with the date of filing of these Articles of Incorporation in such a manner as to conform whenever practicable to the requirements of Section 1244 of the Internal Revenue Code of 1986, as amended, in that, in general, such common shares shall be offered only for consideration consisting of money or property not including stock or securities and not including services; provided, however, that the Board of Directors may, in its discretion, cause the Corporation to issue shares that do not conform to the requirements of Section 1244, as amended; and provided further, that no failure to meet the requirements of the said Section 1244, as amended, shall cause any issuance or reissuance of any shares of the Corporation to be invalid or ineffective in any respect.

ARTICLE FOUR

The extent to which the preemptive rights of shareholders to acquire additional shares are granted; limited or denied is as follows:

No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

ARTICLE FIVE

The name and place of residence of each incorporator is as follows:

Robert F. Dwornick	1927 King Arthur Court
St. Louis, MO 63146

ARTICLE SIX

The number of Directors to constitute the first Board of Directors is one (1).  Thereafter, the number of Directors shall be fixed by or in the manner provided for in the By-Laws of the Corporation.  Any changes in the number of Directors will be reported to the Secretary of State within thirty (30) calendar days after any such change.

In all elections of Directors of this Corporation, each Common shareholder shall have the right to cast as many votes as shall equal (x) the number of such shares held by him multiplied by (y) the number of Directors to be elected, and he may cast all of such votes for a single Director or may distribute them among the number of Directors to be elected, or any two (2) or more of them, as such shareholder may deem fit.

ARTICLE SEVEN

The duration of the Corporation is perpetual.

ARTICLE EIGHT

The Corporation is formed for the following PURPOSES and POWERS, to-wit:

(A)          To design, prepare, develop, make, and display logos of every kind and nature whatsoever for commercial and non-commercial purposes and to prepare, print, publish, design, bind, sell, and distribute catalogues, magazines, pamphlets, leaflets, and papers marketing or displaying all types of merchandise bearing such logos and including all aspects thereof and all acts and actions incidental thereto.

(B)           To buy, sell, procure, franchise, produce, manufacture and dispose of all kinds of goods, wares, foods, potables, drugs, merchandise, manufactures, commodities, furniture, machinery, tools, supplies and products, and generally to engage in and conduct any form of service, manufacturing, or mercantile enterprise not contrary to law.

(C)           To apply for, secure, acquire by assignment, transfer, purchase or otherwise, and to exercise, carry out and enjoy any charter, license, patent, copyright, power, authority, franchise, concession, rights or privileges, which any government or authority or any corporation or other public body may be empowered to grant; and to pay for, aid in and contribute toward carrying the same into effect and to appropriate any of the Corporation’s shares of stock, bonds and assets to defray the necessary costs, charges and expenses thereof.

(D)          To borrow and loan money with or without security and to issue, sell, or pledge bonds, promissory notes, debentures and other obligations and evidences of indebtedness secured or unsecured.

(E)           To contract with any person, firm, corporation, association or entity.

(F)           To acquire the goodwill, rights, and property and to undertake the whole or any part of the assets or liabilities of any person, firm, association or corporation, to pay for the same in cash, the stock of this Corporation, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

(G)           To purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise hold and possess or otherwise dispose of, shares of capital stock of, or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this state or any other state, country, nation or government, and while owner of said stock to exercise all the rights, power, and privileges of ownership including the right to vote thereon.

(H)          To purchase, acquire, use, lend, lease or hold, improve, operate, hypothecate, mortgage, sell or convey, and otherwise deal in and dispose of property of all kinds, both real and personal, including patents and patent rights from the United States and/or foreign countries, license privileges, inventions, franchises, improvement processes, copyrights, trademarks and trade names, and service marks relating to or useful in connection with the business of this Corporation.

(I)            Subject to the limitations of The General and Business Corporation Law, to purchase, hold, sell, transfer, dispose of or deal in shares of its own capital stock.

(J)            In general, and in addition to all of the foregoing, to carry on any business in connection with the aforesaid powers and purposes, and, further, to have and exercise all of the powers conferred by The General and Business Corporation Law whether or not done in connection with the specific powers hereinbefore set forth.

ARTICLE NINE

Except as otherwise specifically provided by statute, all powers of management and direct control of the Corporation shall be vested in the Board of Directors.

Notwithstanding the foregoing, except for adoption of the initial By-Laws of the Corporation, the power to make, and from time to time to repeal, amend, and alter the By-Laws of the Corporation shall be vested in the holders of the Common Stock of the Corporation, which power may be exercised (after such notice as may be required or waiver thereof) at any annual or special meeting of the holders of such shares by the vote of a majority of such of said shares as are issued and outstanding and entitled to vote at such meeting.

ARTICLE TEN

No contract or other transaction between this Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any of the Directors or Officers of this Corporation are interested in or are members, shareholders, directors, or officers of such other firm or corporation; and any Director or Officer of this Corporation may be a party to or may be interested in any contract or transaction of this Corporation in which this Corporation is interested and no such contract or transaction shall be affected or invalidated thereby; and each and every person who may become a Director or Officer of this Corporation is hereby relieved from any liability as a result of holding any such position that might otherwise exist from contracting or transacting business with this Corporation for the benefit of such Director or Officer or of any person, firm, association or corporation in which such Director or Officer may be in anywise interested.

ARTICLE ELEVEN

The private property of the Shareholders of this Corporation shall not be subject to the payment of corporate debts, except to the extent of any unpaid balance of subscriptions for shares.

ARTICLE TWELVE

The power to amend and alter the Articles of Incorporation of the Corporation shall be vested solely in the holders of the Common stock of the Corporation (except to the extent that in certain circumstances the holders of any other class of stock may be entitled by law to vote).  This power may be exercised (after such notice as may be required or waiver thereof) at any annual or special meeting of the holders of the aforementioned shares by a vote of a majority of such shares as are issued and outstanding and entitled to vote at such meeting.

ARTICLE THIRTEEN

Each Director or Officer, or former Director or Officer of this Corporation and his legal representatives, shall be indemnified by the Corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him or his estate in connection with, or arising out of, any action, suit, proceeding or claim in which he is made a party by reason of his being or having been such Director or Officer; and any person who, at the request of this Corporation served as Director or Officer of another corporation in which this Corporation owned corporate stock and his legal representative shall in like manner be indemnified by this Corporation; provided, that in neither case shall the Corporation indemnify such Director or Officer with respect to any matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been liable for negligence or misconduct in the performance of his duties as such Director or Officer.  The indemnification herein provided for, however, shall apply also in respect of any amount paid in compromise of any such action, suit, or proceeding or claim asserted against such Director or Officer (including expenses, counsel fees, and cost reasonably incurred in connection therewith), provided the Board of Directors shall have first approved such proposed compromise settlement and determined that the Officer or Director involved was not guilty of negligence or misconduct; but, in taking such action, any Director involved shall not be qualified to vote thereon, and if for this reason a quorum of the Board cannot be obtained to vote on such matters, it shall be determined by a Committee of three or more persons appointed by the Shareholders at a duly called special meeting or a regular meeting.  In determining whether or not a Director or Officer was guilty of negligence or misconduct in relation to any such matter, the Board of Directors or Committee, as the case may be, may rely conclusively upon an opinion of independent counsel selected by such Board or Committee.  The right to indemnification herein provided shall not be exclusive of any other rights not inconsistent herewith to which such Director or Officer may be entitled under the By-Laws of the Corporation, any agreement with the Corporation, under law, or otherwise.

IN WITNESS WHEREOF, these Articles of Incorporation have been executed on this 26th day of February, 1990.

INCORPORATOR:

/s/ Robert F. Dwornick
Robert F. Dwornick

STATE OF MISSOURI	)
) SS
COUNTY OF ST. LOUIS	)

I, Lois A. Newcomb , a Notary Public, do hereby certify that on this 26 day of February, 1990, personally appeared before me Robert F. Dwornick who, being by me first duly sworn, declared that he is the person who signed the foregoing document as Incorporator and that the statements therein contained are true.

/s/ Lois A. Newcomb
Lois A. Newcomb	Notary Public

My commission expires:  9/8/93.

Robert F. Dwornick
Attorney for Incorporator
8000 Maryland, Ninth Floor
St. Louis, Missouri  63105
Telephone:  (314) 727-7676

AMENDMENT OF ARTICLES OF INCORPORATION

OF

RRH ACQUISITION CORP.

HONORABLE ROY D. BLUNT
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MISSOURI  65101

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

ARTICLE FOURTEEN

The name of the Corporation is RRH Acquisition Corp.

The name under which it was originally organized was RRH Acquisition Corp.

ARTICLE FIFTEEN

An Amendment to the Corporation’s Articles of Incorporation was adopted by the Shareholder on March 27, 1990.

ARTICLE SIXTEEN

Article One of the Articles of Incorporation is amended to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is Hermann Marketing, Inc.

ARTICLE SEVENTEEN

Of the 1,000 shares issued and outstanding, 1,000 of such shares were entitled to vote on such Amendment.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares

Common	1,000

ARTICLE EIGHTEEN

The number of shares voted for and against the Amendment was as follows:

Class	No. Voted For	No. Voted Against

Common	1,000	0

ARTICLE NINETEEN

The Amendment did not change the number or par value of authorized shares having a par value.

ARTICLE TWENTY

The Amendment did not provide for any exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the value of issued shares of that class.

IN WITNESS WHEREOF, the undersigned, James J. Sharkey, Jr., President of the Corporation, has executed this instrument and Linda Binns, Secretary of the Corporation, has affixed its corporate seal hereto and attested said seal on the 27 day of March    , 1990.

RRH ACQUISITION CORP.

By	/s/ James J. Sharkey, Jr.
James J. Sharkey, Jr.,
President

(CORPORATE SEAL)

ATTEST:

/s/ Linda Binns
Linda Binns, Secretary

STATE OF MISSOURI	)
)
COUNTY OF ST. LOUIS	)

I, Dolores Frank, a Notary Public do hereby certify that on this 27th day of March    , 1990 , personally appeared before me James J. Sharkey, Jr., who, being by me first duly sworn, declared that he is the President of RRH Acquisition Corp., and that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

/s/ Dolores Frank
Notary Public

My commission expires:  3/21/92

Robert F. Dwornick
Suelthaus & Kaplan, P.C.
7733 Forsyth Blvd., 12th Floor
St. Louis, Missouri  63105
Telephone:  (314) 727-7676
ATTORNEY FOR CORPORATION